Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces Third Quarter 2009 Highlights
and Financial Results

EMERYVILLE, Calif. – November 5, 2009 — Bionovo, Inc. (NASDAQ: BNVI), a drug discovery and development company focused on the unmet needs in women’s health and oncology, today announced third quarter highlights and financial results for the three months ended September 30, 2009.

Subsequent to the end of the quarter, in October 2009, Bionovo successfully completed a public offering and issued approximately 31 million shares of common stock together with approximately 29 million warrants.  The net proceeds to the Company were approximately $17.7 million.  The Company intends to use these proceeds to conduct a Phase 3 trial of Menerba, its lead product candidate for the treatment of menopausal vasomotor symptoms.

“The third quarter was an extremely productive quarter for Bionovo,” stated Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer.  “Not only did we publish and present a considerable amount of scientific data and make significant progress in the Menerba manufacturing and quality control process, but we also completed an important financing that sets the stage for the next chapter in the history of Bionovo.  This financing provides us with the necessary funds to conclude our preparation for the FDA submission and conduct the first of two pivotal clinical trials for Menerba.  This is an exciting time at Bionovo, and we eagerly anticipate the accomplishment of important milestones in the upcoming quarters.”

Third Quarter 2009 Company Highlights

▪
During the third quarter of 2009, Bionovo completed the raw material characterization, analytical method development and pilot manufacturing process development that constitutes a large part of the Chemistry, Manufacturing and Control (CMC) specifications necessary to satisfy the FDA’s requests for clarification of the Company’s manufacturing and analytical strategy for guaranteeing the consistency of its drug products.  The Company is currently concluding work on the analytical method application and the commercial scale manufacturing batches.

▪
Bionovo presented the positive results of its Phase 2 clinical trial of Menerba to the international women’s health community at the 8th Annual European Society for Gynecology (EGS) in Rome, Italy.  The overall reaction of the European scientific, clinical, and pharmaceutical community was extremely positive and demonstrated an international interest in finding a safer alternative to hormone therapy for the treatment of menopausal vasomotor symptoms.

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The Company presented the results of a study on the effects of two plant-derived, tissue-selective estrogen receptor alpha (ERa) modulators (TSERaM) on menopausal obesity at the 20th Annual Meeting of the North American Menopause Society.  In this study, plant-derived TSERaMs, like estrogens, were shown to reduce body fat in mice, but while estrogens also caused cell proliferation in the mammary gland and uterus, the plant-derived TSERaMs did not elicit these potentially cancer-causing side effects. These results suggest that the development of botanically-derived, tissue-selective ERa modulators could result in a safer alternative for the treatment of menopausal weight gain, a condition that can lead to the development of metabolic syndrome, a combination of risk factors for cardiovascular disease and diabetes.

▪
Bionovo published a paper describing the molecular mechanisms underlying the selective cytotoxic activity of its preclinical drug candidate BN108 and its active compound, timosaponin AIII (TAIII), in the peer-reviewed, open-access journal, Public Library of Science One.  BN108 and TAIII kill tumor cells by eliciting two responses:  first, they inhibit mTORC1, an oncogenic pathway that is abnormally activated in many tumors, and second, they induce a profound stress in the endoplasmic reticulum (ER) of tumor cells. This dual effect of the drug activates cell suicide, or apoptosis, in tumor cells, but because these drugs do not inhibit mTORC1 and induce little ER stress in normal cells, normal cells are left unharmed.

▪
Bionovo published the results of its study on the inhibitory effect of tamoxifen on estrogen receptor beta (ERb) gene regulation in the peer-reviewed journal, Molecular and Cellular Endocrinology.  The results of this study demonstrate that tamoxifen inhibits the beneficial effects of ERb in the prevention of breast cancer cell proliferation.  This suggests that there is a biological rationale for the development of ERb drugs for the treatment of breast cancer.

▪
The Company announced the addition of Dr. Debu Tripathy, a leading researcher and clinician in the area of breast cancer, to its Medical Advisory Board.  Dr. Tripathy is a Professor of Medicine at the Keck School of Medicine at the University of Southern California (USC) and Co-Leader of the Women's Cancer Program at USC Norris Comprehensive Cancer Center.

Third Quarter Results

Total operating expenses for the three months ended September 30, 2009 were $3.9 million compared to $5.2 million for the same period in 2008 and $4.1 million for the second quarter of 2009.  The decrease in year-over-year spending was primarily a result of a decrease in clinical activity and reduced employee headcount.  Operating expenses in the third quarter of 2009 were primarily related to the Menerba manufacturing process development and commercial quality assurance procedures.  Company management expects operating expenses to remain consistent through the fourth quarter at a burn rate of between $1 million and $1.5 million per month.

The Company reported a net loss for the three months ended September 30, 2009 of $3.7 million, or $0.05 per share, compared with a net loss of $5.1 million, or $0.07 per share, for the same period in 2008.

The Company commenced the quarter with $5.4 million in cash, cash equivalents and short-term investments. As of September 30, 2009, the Company had cash, cash equivalents and short-term investments of $2.3 million.  In October 2009, the Company successfully completed a registered public offering of approximately 31 million shares of common stock together with approximately 29 million warrants, resulting in net proceeds to the Company of approximately $17.7 million.  As of the close of the financing on October 7, 2009, the Company’s cash and cash equivalents balance stood at $19.9 million.

Conference Call

The Company will conduct a conference call and webcast to review the financial results for the third quarter of fiscal year 2009 and the Company’s plans for the remainder of the year at 4:45 p.m. ET on Thursday, November 5, 2009.

Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600, or can listen via a live Internet webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available via webcast at http://bionovo.com/investors/events for 30 days or by playback at (877) 344-7529 or (412) 317-0088, conference code 434779, through November 9, 2009.

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Bionovo, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,		Accumulated from February 1, 2002 (Date of inception) to September 30,
	2009	2008	2009	2008	2009

Revenues	$155	$-	$162	$-	$1,054

Operating expenses:
Research and development	2,938	3,942	9,493	8,881	36,701
General and administrative	926	1,222	3,110	4,853	16,660
Merger cost	-	-	-	-	1,964
Total operating expenses	3,864	5,164	12,603	13,734	55,325

Loss from operations	(3,709)	(5,164)	(12,441)	(13,734)	(54,271)

Change in fair value of warrant liability	-	-	-	-	831
Interest income	5	143	75	639	2,066
Interest expense	(22)	(36)	(77)	(98)	(443)
Other expense	-	(1)	(86)	(21)	(162)
Net loss	$(3,726)	$(5,058)	$(12,529)	$(13,214)	$(51,979)
Basic and diluted net loss per common share	$(0.05)	$(0.07)	$(0.16)	$(0.17)	$(1.14)

Shares used in computing basic and diluted net loss per share	76,436	76,363	76,388	76,350	45,444

Bionovo, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(in thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,252	$3,270
Short-term investments	-	10,292
Receivables	56	126
Prepaid expenses and other current assets	651	805
Total current assets	2,959	14,493
Property and equipment, net	6,141	6,938
Other assets and patent pending, net	1,349	1,073
Total assets	$10,449	$22,504

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$406	$521
Accrued clinical and costs of other studies	67	73
Accrued compensation and benefits	406	456
Current portion of lease obligations	544	682
Current portion of notes payable	57	-
Other current liabilities	772	595
Total current liabilities	2,252	2,327
Non-current portion of lease obligations	180	545
Non-current portion of notes payable	136	-
Total liabilities	2,568	2,872

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock $0.0001 par value, 190,000,000 shares authorized, 76,585,550 and 76,363,101 shares outstanding at September 30, 2009 and December 31, 2008, respectively	8	8
Additional paid-in capital	59,852	59,050
Accumulated other comprehensive gain	-	24
Accumulated deficit	(51,979)	(39,450)
Total shareholders’ equity	7,881	19,632
Total liabilities and shareholders’ equity	$10,449	$22,504